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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)

                               (Amendment No. 1)*

                                LITFUNDING CORP.
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                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                   536782-10-5
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2006
     ---------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 536782-10-5                  13G/A                   PAGE 2 OF 5 PAGES

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1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                 JERRY E. POLIS
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)   (a) [ ]
                                                                        (b) [ ]
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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION
                            UNITED STATES OF AMERICA
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                           5 SOLE VOTING POWER
NUMBER OF                      3,018,000
SHARES
BENEFICIALLY               6 SHARED VOTING POWER
OWNED BY EACH                  0
REPORTING
PERSON                     7 SOLE DISPOSITIVE POWER
WITH                           3,018,000

                           8 SHARED DISPOSITIVE POWER
                               0
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  3,018,000 SHARES OF COMMON STOCK (SEE ITEM 4)
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10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                        (SEE INSTRUCTIONS)  [ ]

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      9.8%
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12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                       IN
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CUSIP NO. 536782-10-5                  13G/A                   PAGE 3 OF 5 PAGES

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ITEM 1(a).        NAME OF ISSUER:
                  LITFUNDING CORP.

ITEM 1(b.)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  6375 S. PECOS ROAD, SUITE 217, LAS VEGAS, NEVADA 89120

ITEM 2(a).        NAME OF PERSONS FILING:

THIS SCHEDULE 13G IS BEING FILED WITH RESPECT TO SHARES OF COMMON STOCK OF THE ISSUER WHICH ARE BENEFICIALLY OWNED BY JERRY E. POLIS. SEE ITEM 4 BELOW.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  980 AMERICAN PACIFIC DRIVE, SUITE 111, HENDERSON, NEVADA 89014

ITEM 2(c).        CITIZENSHIP:
                  MR. POLIS IS A UNITED STATES CITIZEN

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  COMMON STOCK, PAR VALUE $0.001 PER SHARE

ITEM 2(e).        CUSIP NUMBER:
                  536782-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)   [ ] Broker or dealer registered under Section 15
                            of the Exchange Act;

                  (b)   [ ] Bank as defined in Section 3(a)(6) of the
                            Exchange Act;

                  (c)   [ ] Insurance company as defined in Section
                            3(a)(19) of the Exchange Act;

                  (d)   [ ] Investment company registered under Section
                            8 of the Investment Company Act;

                  (e)   [ ] An investment adviser in accordance with
                            Rule 13d-1(b)(ii)(E);

                  (f)   [ ] An employee benefit plan or endowment fund
                            in accordance with Rule 13d-1(b)(1)(ii)(F);
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CUSIP NO. 536782-10-5                  13G/A                   PAGE 4 OF 5 PAGES

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                  (g)   [ ] A parent holding company or control person
                            in accordance with Rule 13d-1(b)(ii)(G)

                  (h)   [ ] A savings association as defined in Section
                            3(b) of the Federal Deposit Insurance Act;

                  (i)   [ ] A church plan that is excluded from the
                            definition of an investment company under
                            Section 3(c)(14) of the Investment Company Act;

                  (j)   [ ] Group, in accordance with Rule
                            13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:MR. POLIS BENEFICIALLY OWNS 3,018,000 SHARES OF COMMON STOCK OF WHICH:
                  (i) 2,850,500 SHARES HELD BY DAVRIC CORPORATION, A NEVADA CORPORATION OF WHICH MR. POLIS IS PRESIDENT, DIRECTOR AND SOLE SHAREHOLDER.
                  (ii)     157,500 SHARES HELD BY MR. POLIS FAMILY TRUST.
                  (iii)    10,000 SHARES HELD BY MR. POLIS IRA.

         (b)      Percent of Class: 9.8%

         (c)      Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 3,018,000 SHARES OF COMMON STOCK

                  (ii) Shared power to vote or to direct the vote: 0 SHARES OF COMMON STOCK

                  (iii) Sole power to dispose or to direct the disposition of: 3,018,000 SHARES OF COMMON STOCK

                  (iv) Shared power to dispose or to direct the disposition of: 0 SHARES OF COMMON STOCK

MR. POLIS AS TRUSTEE OF THE FAMILY TRUST AND IRA AND PRESIDENT, DIRECTOR AND SOLE SHAREHOLDER OF DAVRIC CORPORATION POSSESSES THE AUTHORITY TO VOTE AND DISPOSE OF ALL OF THE ABOVE SHARES.

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CUSIP NO. 536782-10-5                  13G/A                   PAGE 5 OF 5 PAGES

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INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                                 NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
                                 NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                                 NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
                                 NOT APPLICABLE.

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: FEBRUARY 9, 2007


                                   /s/   JERRY E POLIS
                                   --------------------------
                                         Jerry E Polis